EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For additional information, contact at (214) 981-5000:
Laurence E. Hirsch, Chairman and Chief Executive Officer
Matthew G. Moyer, Vice President-Investor Relations
Sheila E. Gallagher, Vice President-Corporate Communications

CENTEX CORPORATION ANNOUNCES RETIREMENT
OF CHAIRMAN AND CEO LAURENCE HIRSCH
AND NAMES TIMOTHY ELLER AS SUCCESSOR

Hirsch To Remain Chairman of Centex Construction Products, Inc. Post Spin-Off

DALLAS — Jan. 6, 2004: Centex Corporation (NYSE: CTX) announced today that Laurence E. Hirsch, 58, Centex’s Chief Executive Officer since 1988 and its Chairman of the Board since 1991, will retire from both positions effective March 31, 2004 — the end of the company’s current fiscal year.

     Timothy R. Eller, 55, Centex’s current President and Chief Operating Officer, has been elected by the Board to succeed Mr. Hirsch. In addition to becoming Chairman and Chief Executive Officer, Mr. Eller will retain the titles of President and Chief Operating Officer.

     Mr. Eller joined Centex Homes’ Illinois operation in 1973 and advanced through the Homes’ organization in positions of increasing responsibility, including Project Manager, Division President and Executive Vice President. He became Centex Homes’ President and Chief Executive Officer in 1991 and its Chairman in 1998, prior to his election as President and Chief Operating Officer and a Director of Centex Corporation in 2002.

     Fred M. Poses, Centex Corporation’s lead director, said, “Tim Eller has been a principal architect of the company’s success and the Board is confident he will lead Centex to continued success in the coming years.”

     In announcing that he will retire from Centex, Mr. Hirsch noted, “I have been privileged to be Centex’s CEO for 16 years as the company has grown to become one of the nation’s premier housing and housing services companies. Today, Centex has a skilled management team, significant financial strength and a dynamic, ethical and moral company culture. I am proud to pass the CEO baton on to Tim, a gifted and experienced executive who will lead Centex Corporation to the next level of profitability and industry prominence.”

     Mr. Eller commented, “Larry’s legacy at Centex is defined by the achievement of exceptional business results within the atmosphere of a values-driven company culture. Centex is extremely well-positioned for the future, both operationally and financially. I am honored to have this opportunity to lead our employees as we continue to work together to enhance shareholder value.”

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Centex Announces Retirement of Hirsch and Names Eller as Successor	Page 2 of 2

     Mr. Poses added, “The Board expresses its profound gratitude to Larry Hirsch for his inspirational leadership and strategic and other contributions he has made to Centex since he joined as President and Chief Operating officer in 1985. During that time, Centex’s annual revenues have increased from $1.2 billion to a projection of more than $10 billion in the current fiscal year. Net earnings have risen from less than $40 million to a projection of more than $712 million this year, and Centex’s stock price, which currently is in excess of $100 per share, has increased more than 20-fold.”

     Mr. Hirsch will continue to serve as Chairman of the Board of a separate company currently known as Centex Construction Products, Inc. (NYSE: CXP). Centex’s equity interest in CXP, which currently totals about 65% of CXP’s outstanding shares, is being distributed to Centex stockholders on a tax-free basis on January 30, 2004. At that time, the company will change its name to Eagle Materials, Inc. After the distribution, the company’s shares will be traded on the NYSE under the symbol “EXP” and “EXP.B.”

     Dallas-based Centex Corporation, through its subsidiaries, ranks among the nation’s largest home builders, non-bank affiliated retail mortgage originators and general contractors. Centex also consistently ranks on FORTUNE magazine’s list of “America’s Most Admired Companies™.”

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Forward-Looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statement and generally arise when the Company is discussing its beliefs, estimates or expectations. These statements are not guarantees of future performance and involve a number of risks and uncertainties. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. The principal risks and uncertainties that may affect the Company’s actual performance and results of operations include the following: general economic conditions and interest rates; the cyclical and seasonal nature of the Company’s businesses; adverse weather; changes in property taxes and energy costs; changes in federal income tax laws and federal mortgage financing programs; governmental regulations; changes in governmental and public policy; changes in economic conditions specific to any one or more of the Company’s markets and businesses; competition; availability of raw materials; and unexpected operations difficulties. These and other factors are described in the Company’s most recent Annual Report on Form 10-K for the fiscal year ended March 31, 2003 and its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003, each of which is filed with the Securities and Exchange Commission.